Exhibit 99.1

Greatbatch, Inc. Reports 2013 First Quarter Results

FRISCO, Texas--(BUSINESS WIRE)--April 25, 2013--Greatbatch, Inc. (NYSE: GB), today announced results for its first quarter ended March 29, 2013 highlighted by a 19% increase in adjusted diluted EPS despite negative 4% constant currency organic revenue growth.

	Three Months Ended
(Dollars in thousands, except per share data)	March 29,	March 30,	%	December 28,	%
	2013	2012	Change	2012	Change
Sales	$148,265	$159,103	-7%	$159,186	-7%
Constant Currency Organic Sales Growth	-4%	-6%		-2%

GAAP Operating Income	$14,339	$11,198	28%	$1,405	N/A
GAAP Operating Income as % of Sales	9.7%	7.0%		0.9%

Adjusted Operating Income*	$19,311	$15,515	24%	$21,121	-9%
Adjusted Operating Income as % of Sales	13.0%	9.8%		13.3%

GAAP Diluted EPS	$0.23	$0.19	21%	$(0.23)	N/A
Adjusted Diluted EPS*	$0.44	$0.37	19%	$0.53	-17%

Adjusted EBITDA*	$28,075	$25,366	11%	$30,508	-8%
Adjusted EBITDA as a % Sales	18.9%	15.9%		19.2%

* Refer to Tables A, B and C at the end of this release for a reconciliation of GAAP to adjusted amounts.

  Sales decreased 7% year over year to $148.3 million, including a 4% constant currency organic decline.
  Cardiac/Neuromodulation revenue decreased 5% consistent with the underlying market.
  Electrochem product lines declined 11% year over year due to tough comparables in energy and military markets while the portable medical product line was 1% above the prior year.
  Vascular product line declined $1.0 million due to customer inventory adjustments.
  Orthopaedic constant currency organic revenue grew 11% due to implant market share gains and new product launches. Orthopaedic revenue declined $1.4 million, or 5%, reflecting the sale of certain non-core product lines in Switzerland at the beginning of 2013.
  GAAP Operating Income of $14.3 million increased $3.1 million or 28% in the quarter.
  Gross profit improved $1.9 million resulting from the completion of the Swiss orthopaedic facilities consolidation and plant efficiencies.
  $2.8 million of lower net research, development and engineering (“RD&E”) spending was partially offset by higher selling, general, and administrative (“SG&A”) and consolidation expenses of $1.6 million.
  GAAP net income totaled $5.7 million resulting in diluted EPS of $0.23 per share, a 21% increase over prior year.
  Adjusted Operating Income improved 24% to $19.3 million.
  Gross profit improvement and operational efficiencies flowed through to adjusted operating income.

CEO Comments:

“As expected, our first quarter 2013 revenue was lower than the prior year, which was offset by our improved operating margins due to our plant consolidations and more focused RD&E investment, partially offset by our continued investment in sales and marketing resources; however, the magnitude of the decline in our sales was more than we anticipated,” stated Thomas J. Hook, President and CEO, Greatbatch, Inc. “We are pleased with the performance of our orthopaedics product line, which had 11% organic growth. Additionally, we continue to expect new product introductions to drive second half portable medical growth and to sustain or slightly outperform the CRM market. However, given the sales results for the first quarter, we now expect that we will be at the lower end of our previously communicated revenue range for 2013.”

“Despite the decrease in sales, we were able to achieve a 19% increase in our adjusted diluted EPS as a result of a 320 basis point improvement in our adjusted operating margin to 13.0%. Additionally, our core business, which excludes $5.9 million of incremental medical device development expenses, posted a 17.0% adjusted operating margin performance despite negative 4% constant currency organic revenue growth. As a result of this strong performance, we are reconfirming our 2013 adjusted operating margin and adjusted diluted EPS targets.”

Hook continued, “We continue to make good progress on our key strategic initiatives which include:

  Successfully transferring orthopaedic manufacturing to our Fort Wayne and Tijuana facilities;
  Prioritizing and focusing our RD&E investment and discontinuing non-core projects;
  Continued milestone progress on our Algostim spinal cord stimulator positioning us for a second half 2013 PMA submission;
  On-going discussions with potential OEM partners for the commercialization of Algostim; and
  Maintaining and deepening our relationship with our OEM customers.”

CFO Comments:

“We are already seeing the benefit of the consolidation of our Swiss Orthopaedic operations as our gross profit margin improved 340 basis points to 32.9%,” commented Michael Dinkins, Senior Vice President & CFO. “As expected our RD&E spend for the quarter was down $2.8 million or 20% as we continue to focus our resources on higher return opportunities and as expected, we added resources to our sales and marketing team to enhance our capability to sustain a pipeline to improve our organic growth to our committed 5% or better performance. We are maintaining our earnings guidance because of improved operating efficiency, lower interest expense and our cost discipline.”

First Quarter Results

First quarter 2013 sales decreased $10.8 million or 7% over the prior year period to $148.3 million. This decrease was partially due to the sale of certain non-core orthopaedic product lines at the beginning of 2013, which caused orthopaedic revenue to decline by approximately $4.2 million. Foreign currency exchange rate fluctuations did not have a material impact on the current quarter in comparison to the prior year period. When adjusting 2012 for the sale of non-core product lines, revenue declined 4% compared to the prior year first quarter. This decline was primarily due to continued CRM market headwinds, customer market share shifts, as well as customer inventory builds in the fourth quarter of 2012. We saw the impact of fourth quarter 2012 inventory builds in lower first quarter 2013 orders. Orthopaedic revenue in the first quarter 2013, on a constant currency organic basis, grew 11% for the first quarter of 2013 due to implant market share gains and cases and tray product launches. This growth was partially offset by the timing of plant validations in connection with the closing of our Swiss facilities. For the remainder of 2013, we expect revenue to significantly improve as customer ordering patterns normalize, orthopaedic backlog begins to be relieved, and new product introductions are commercialized in our cardiac and portable medical product lines.

Gross profit increased $1.9 million to $48.7 million in the first quarter of 2013, compared to $46.9 million for the comparable 2012 period. This improvement was driven primarily by cost savings and production efficiencies, including savings realized from the consolidation of our Swiss orthopaedic facilities and product line rationalizations which totaled approximately $1.3 million. Gross profit as a percentage of sales for the current quarter also increased 340 basis points to 32.9% from 29.5% for the prior year first quarter and was 30 basis points higher than the fourth quarter of 2012.

SG&A expenses increased $1.1 million to $20.1 million for the first quarter 2013 compared to $19.0 million for the same period of 2012 and includes the additional cost from the Company’s investment in sales and marketing resources to drive core business growth. The increase was partially offset by synergies realized from our acquisitions and benefits from the Swiss orthopaedic facility consolidation.

RD&E for the 2013 first quarter decreased $2.8 million to $11.1 million in comparison to the first quarter of 2012. This improvement is primarily a result of the Company’s efforts, beginning in 2012, to focus medical device research and development (“R&D”) investments and discontinuing certain non-core R&D projects. First quarter 2013 results included $1.8 million of additional customer cost reimbursements due to the timing of achieving milestone payments on certain projects. These benefits were partially offset by higher design verification testing (“DVT”) costs incurred in connection with the Company’s development of a neuromodulation platform. DVT expenses totaled $1.7 million for the first quarter of 2013 compared to $1.0 million for the comparable 2012 period. In total, medical device related expenses declined $0.9 million from the first quarter of 2012 to the first quarter of 2013. Going forward, the Company’s medical device technology investment is focused on successfully commercializing Algostim and being selective in opportunities that leverage our strengths in the core business units and drive exceptional and sustainable growth. Additionally, the Company continues to seek strategic partners to share in the costs of RD&E and reduce the impact to the bottom line.

GAAP operating income for the first quarter 2013 was $14.3 million compared to $11.2 million for the comparable 2012 period. This increase was primarily due to increased gross profit and lower RD&E spend, partially offset by higher SG&A and consolidation and optimization expenses. Adjusted operating income, which excludes consolidation, optimization and DVT costs, increased 24% to $19.3 million compared to $15.5 million in first quarter 2012. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The GAAP effective tax rate for the first quarter of 2013 was 19.9% compared to 27.0% for the same period of 2012. This decrease was primarily attributable to the reinstatement of the R&D tax credit in the first quarter of 2013, as well as higher income in lower tax rate jurisdictions. During the first quarter of 2013, the Company recognized a $1.5 million discrete tax benefit related to the reinstatement of the R&D tax credit retroactive to 2012. This benefit was partially offset by other discrete tax items recognized during the quarter. Overall the discrete tax items recognized in the first quarter of 2013 were consistent with those recognized in the first quarter of 2012.

GAAP and adjusted diluted EPS for the first quarter of 2013 were $0.23 and $0.44 per share, respectively, compared to $0.19 and $0.37 per share, respectively, for the first quarter 2012. Refer to Table B at the end of this release for a reconciliation of GAAP net income to adjusted net income and the “Use of Non-GAAP Financial Information” section below.

Cash flow from operating activities for the first quarter of 2013 was a usage of $7.6 million compared to a $0.4 million usage in the 2012 period. This decrease was primarily due to the buildup of inventory during the quarter in order to replenish safety stock levels and in anticipation of higher sales in the second half of the year, as well as severance payments made during the quarter in connection with our Swiss consolidation. During the first quarter of 2013, the Company retired $198 million of convertible subordinated notes through the usage of its revolving line of credit.

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	March 29,	March 30,	%	December 28,	%
Product Line	2013	2012	Change	2012	Change
Implantable Medical
Cardiac/Neuromodulation	$71,167	$75,135	-5%	$73,718	-3%
Vascular	10,624	11,636	-9%	14,189	-25%
Orthopaedic	29,623	31,046	-5%	30,982	-4%
Total Implantable Medical	111,414	117,817	-5%	118,889	-6%
Electrochem
Portable Medical	18,889	18,720	1%	22,313	-15%
Energy	12,293	14,771	-17%	13,042	-6%
Other	5,669	7,795	-27%	4,942	15%
Total Electrochem	36,851	41,286	-11%	40,297	-9%
Total Sales	$148,265	$159,103	-7%	$159,186	-7%

Implantable Medical

Cardiac and Neuromodulation sales for the first quarter of 2013 decreased 5% compared to the prior year to $71.2 million. This decrease was primarily due to continued CRM market headwinds, OEM market share shifts, and customer inventory adjustments during the first quarter of 2013 due to inventory builds at the end of 2012. We remain cautiously optimistic with the prospects of this product line as we expect customer ordering patterns to return to more normalized levels. Additionally, our longer-term outlook remains optimistic as we continue to see an increased pace of product development opportunities from our cardiac customers. We believe that these opportunities, combined with our increased sales and marketing resources, will allow the Company to grow this product line faster than the underlying market.

First quarter 2013 vascular sales decreased 9% to $10.6 million compared to the prior year and was primarily due to customer inventory adjustments. Vascular revenue is expected to return to a more normalized level beginning in the second quarter of 2013. However, growth in this product line for the remainder of the year will be challenged by the previously communicated voluntary recall of two vascular medical devices near the end of 2012, which as expected, are on track to be back on the market in the third quarter of 2013.

Orthopaedic sales of $29.6 million for the first quarter of 2013 declined 5% compared to the first quarter of 2012. During the first quarter of 2013, the Company sold certain non-core orthopaedic product lines which reduced orthopaedic revenue by approximately $4.2 million in comparison to the prior year period. Foreign currency exchange rate fluctuations did not have a material impact on the current quarter. On a constant currency organic basis, orthopaedic product line sales increased 11% in comparison to the prior year first quarter. This increase was primarily due to orthopaedic implant market share gains and cases and tray product launches and was partially offset by the timing of plant validations in connection with the transfer of operations from our Swiss facilities to other Greatbatch facilities. This consolidation has been completed and is expected to benefit the next two quarters as backlog is relieved.

Electrochem

First quarter 2013 Electrochem sales decreased 11% to $36.9 million compared to $41.3 million for the comparable 2012 period. This decrease was primarily due to tough comparables for the energy, military and other markets versus the prior year. Portable medical increased 1% compared to the prior year. Customer inventory builds and product launches during the fourth quarter of 2012 also impacted the first quarter 2013 revenue as the Company saw lower order intake rates. We expect sales run rates to normalize and portable medical product line revenue to return to double digit growth given the favorable market demographics and new product launches over the remainder of the year.

Financial Guidance

At this time we are reaffirming our adjusted operating income as a percentage of sales and adjusted diluted EPS guidance ranges provided at the beginning of the year as follows:

Adjusted Operating Income as a % of Sales	12.0% - 12.5%
Adjusted Diluted EPS	$1.90 - $2.00

However, based on the actual results for the first quarter and our current expectations for the remainder of the year, we see a general trend towards the lower end of our original sales guidance of $660 million to $680 million provided at the beginning of the year. If achieved, this would result in organic revenue growth of 5% - 8% due to the disposition of $15 million of non-core orthopaedic product lines at the end of 2012.

As previously disclosed, adjusted operating income for 2013 includes GAAP operating income minus non-recurring, unusual or infrequently occurring items such as acquisition, consolidation and integration charges, certain RD&E expenditures, and asset disposition/write-down charges, totaling approximately $11.5 million to $14.0 million for 2013. These adjustments have been significantly reduced from the 2012 level as we have essentially completed our consolidation initiatives. Included in the above range are residual DVT costs in the range of $4.8 to $5.8 million to complete our Algostim project.

Conference Call

The Company will host a conference call on Thursday April 25, 2013 at 5:00 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 7:00 p.m. ET on April 25, 2013 until May 2, 2013. To access the replay, dial 888-286-8010 (U.S.) and enter the passcode 84523473.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets. Electrochem designs and manufactures batteries for high-end niche applications in the portable medical, energy, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share and adjusted EBITDA. These adjusted amounts, other than adjusted EBITDA, consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change for convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses in connection with developing our neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) certain tax charges related to the consolidation of our Swiss Orthopaedic facility. Adjusted earnings per diluted share were calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income excluding GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or variations or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives (including the consolidation of our Swiss orthopaedic operations); our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; changes in and challenges related to compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration and foreign government agencies regulating medical device approvals; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

A reconciliation of GAAP operating income to adjusted amounts is as follows (in thousands):

	Three Months Ended
	Implantable Medical		Electrochem		Unallocated		Total
	Mar. 29,	Mar. 30,	Mar. 29,	Mar. 30,	Mar. 29,	Mar. 30,	Mar. 29,	Mar. 30,
	2013	2012	2013	2012	2013	2012	2013	2012
Sales	$111,414	$117,817	$36,851	$41,286	$-	$-	$148,265	$159,103

Operating income (loss) as reported	$14,343	$10,112	$4,816	$4,471	$(4,820)	$(3,385)	$14,339	$11,198
Adjustments:
Inventory step-up amortization (COS)	-	-	-	532	-	-	-	532
Medical device DVT expenses (RD&E)	1,734	1,040	-	-	-	-	1,734	1,040
Consolidation and optimization costs	2,760	750	-	-	302	818	3,062	1,568
Integration expenses	70	105	40	838	1	-	111	943
Asset dispositions, severance and other	60	(24)	5	255	-	3	65	234
Adjusted operating income (loss)	$18,967	$11,983	$4,861	$6,096	$(4,517)	$(2,564)	$19,311	$15,515
Adjusted operating margin	17.0%	10.2%	13.2%	14.8%	N/A	N/A	13.0%	9.8%

Medical device related adjusted expenses (excluding DVT)	$5,875	$7,501	$-	$-	$-	$-	$5,875	$7,501
Adjusted operating income excluding medical device initiatives	$24,842	$19,484	$4,861	$6,096	$(4,517)	$(2,564)	$25,186	$23,016
Adjusted operating margin excluding medical device initiatives	22.3%	16.5%	13.2%	14.8%	N/A	N/A	17.0%	14.5%

Table B: Net Income and Diluted EPS Reconciliation

A reconciliation of GAAP net income and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):

	Three Months Ended
	March 29,		March 30,
	2013		2012
	Net Income (Loss)	Impact Per Diluted Share	Net Income (Loss)	Impact Per Diluted Share
Net income as reported	$5,663	$0.23	$4,467	$0.19
Adjustments:
Inventory step-up amortization (COS)	-	-	346	0.01
Medical device DVT expenses (RD&E)	1,127	0.05	676	0.03
Consolidation and optimization costs(a)	2,340	0.10	1,019	0.04
Integration expenses	72	-	613	0.03
Asset dispositions, severance and other	65	-	152	0.01
Loss on cost and equity method investments, net(b)	46	-	-	-
CSN conversion option discount amortization(c)	2,906	0.12	1,444	0.06
2012 R&D tax credit(d)	(1,500)	(0.06)	-	-
Adjusted net income and diluted EPS(e)	$10,719	$0.44	$8,717	$0.37
Adjusted diluted weighted average shares	24,415		23,848

(a)	Net of tax amounts computed using U.S. and foreign tax rates of 35% and 0%, respectively, for items incurred in those geographic locations for 2013 amounts and 35% and 22.5%, respectively for 2012 amounts.
(b)	Pre-tax amount is $70 thousand for 2013.
(c)	Pre-tax amount is $4.5 million for the 2013 period and $2.2 million for the 2012 period.
(d)	Relates to the 2012 portion of the R&D tax credit which was reinstated in the first quarter of 2013 retroactive back to the beginning of 2012. As required, the full year impact of the R&D tax credit relating to 2012 was recognized in the first quarter of 2013.
(e)	The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.

Table C: Adjusted EBITDA Reconciliation

A reconciliation of adjusted operating income to adjusted EBITDA is as follows (in thousands):

	Three Months Ended
	March 29,	March 30,
	2013	2012
Adjusted operating income (Table A)	$19,311	$15,515

Add: GAAP depreciation and amortization	8,764	11,119
Less: Adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income
Inventory step-up amortization	-	(532)
ERP system accelerated depreciation	-	(736)
Net depreciation and amortization	8,764	9,851
Adjusted EBITDA	$28,075	$25,366

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended
	March 29,	March 30,
	2013	2012

Sales	$148,265	$159,103
Cost of sales	99,516	112,215
Gross profit	48,749	46,888
Operating expenses:
Selling, general and administrative expenses	20,092	19,034
Research, development and engineering costs, net	11,080	13,911
Other operating expense, net	3,238	2,745
Total operating expenses	34,410	35,690
Operating income	14,339	11,198
Interest expense	6,988	4,359
Other expense, net	285	720
Income before provision for income taxes	7,066	6,119
Provision for income taxes	1,403	1,652
Net income	$5,663	$4,467

Earnings per share:
Basic	$0.24	$0.19
Diluted	$0.23	$0.19

Weighted average shares outstanding:
Basic	23,750	23,420
Diluted	24,415	23,848

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	March 29,	December 28,
	2013	2012
Current assets:
Cash and cash equivalents	$10,144	$20,284
Accounts receivable, net	124,566	120,923
Inventories	118,179	106,612
Deferred income taxes	7,535	7,678
Prepaid expenses and other current assets	11,322	12,636
Total current assets	271,746	268,133
Property, plant and equipment, net	150,532	150,893
Amortizing intangible assets, net	83,217	87,345
Indefinite-lived intangible assets	20,828	20,828
Goodwill	344,671	349,035
Deferred income taxes	2,473	2,534
Other assets	11,455	11,107
Total assets	$884,922	$889,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,223	$45,274
Income taxes payable	30,324	94
Deferred income taxes	840	874
Accrued expenses	28,178	45,515
Total current liabilities	102,565	91,757
Long-term debt	233,000	225,414
Deferred income taxes	53,257	82,462
Other long-term liabilities	6,724	9,382
Total liabilities	395,546	409,015
Stockholders’ equity:
Preferred stock	-	-
Common stock	24	24
Additional paid-in capital	325,809	320,618
Treasury stock	(593)	(452)
Retained earnings	153,386	147,723
Accumulated other comprehensive income	10,750	12,947
Total stockholders’ equity	489,376	480,860
Total liabilities and stockholders’ equity	$884,922	$889,875

CONTACT:
Greatbatch, Inc.
Betsy Cowell
VP Finance and Treasurer
214-618-4982
ecowell@greatbatch.com